Calculation of Filing Fee Tables
S-3
TEREX CORPORATION

Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	Debt Securities	Rule 457(r)				0.0001381
Fees to be Paid	2	Equity	Preferred Stock, par value $0.01 per share	Rule 457(r)				0.0001381
Fees to be Paid	3	Equity	Depositary Shares	Rule 457(r)				0.0001381
Fees to be Paid	4	Equity	Common Stock, par value $0.01 per share	Rule 457(r)				0.0001381
Fees to be Paid	5	Other	Securities Warrants	Rule 457(r)				0.0001381
Fees Previously Paid
Carry Forward Securities

Carry Forward Securities
	Total Offering Amounts:	$—	$—
	Total Fees Previously Paid:		$0.00
	Total Fee Offsets:		$0.00
	Net Fee Due:		$0.00

Offering Note
(1)An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares. There are also being registered hereunder an indeterminate amount of our securities as may be issued upon conversion of or exchange for, as the case may be, any other securities registered under this registration statement. Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of common stock as may be issued in connection with stock splits, stock dividends or similar transactions. Each depositary share registered hereunder will be issued under a deposit agreement and will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, Terex Corporation is deferring payment of all of the registration fee and will pay the registration fee subsequently in advance or on a “pay-as-you-go basis.”
(2)See Offering Note (1).
(3)See Offering Note (1).
(4)See Offering Note (1).
(5)See Offering Note (1).

Table 2: Fee Offset Claims and Sources	☑Not Applicable

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources

Table 3: Combined Prospectuses	☑Not Applicable

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date

Entity Central Index Key	0000097216
Fee Exhibit Type	EX-FILING FEES
Offset Table [N/A]	N/A
Combined Prospectus Table [N/A]	N/A
Submission Type	S-3ASR